SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Gevity HR, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0735612

(State of Incorporation or Organization)	(IRS Employer Identification No.)

9000 Town Center Parkway Bradenton, Florida	34202

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the	If this form relates to the registration
registration of a class of securities	of a class of securities pursuant to Section
pursuant to Section 12(b) of the Exchange	12(g) of the Exchange Act and is effective Act and
is effective pursuant to General	pursuant to General Instruction A.(d), please
Instruction A.(c), please check the	check the following box. ☐
following box. ☑
Securities Act registration statement file number to which this form relates: (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock Purchase Rights	The NASDAQ Stock Market LLC
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     This amendment amends and supplements the Registration Statement on Form 8-A initially filed with the Securities and Exchange Commission on April 25, 2002, by Gevity HR, Inc., a Florida corporation (“Gevity”), as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.
     On March 4, 2009, Gevity, TriNet Group, Inc. (“TriNet”) and Gin Acquisition, Inc., a wholly owned subsidiary of TriNet (“Merger Sub”), entered into a Merger Agreement (the “Merger Agreement”). Under the Merger Agreement, Merger Sub will be merged with and into Gevity (the “Merger”) with Gevity surviving the Merger as a wholly owned subsidiary of TriNet.
     Concurrently with the execution and delivery of the Merger Agreement, ValueAct Capital Management, LP and certain of its affiliates (“ValueAct”) entered into a voting agreement (the “Voting Agreement”) with TriNet whereby ValueAct committed to vote for the adoption of the Merger. The Voting Agreement will terminate in the event the Merger Agreement is terminated.
     Prior to entering into the Merger Agreement, Gevity entered into an amendment to the Rights Agreement, dated as of April 23, 2002 by and between Gevity and American Stock Transfer & Trust Company, as amended (the “Rights Agreement”), with the purpose and intent of rendering the Rights Agreement inapplicable to the Merger, the Voting Agreement and the other transactions contemplated by the Merger Agreement and the Voting Agreement. The foregoing description of the amendment to the Rights Agreement is not complete and is qualified in its entirety by reference to the Third Amendment and Supplement to the Rights Agreement, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

4.1
Third Amendment and Supplement to Rights Agreement, dated as of March 4, 2009, by and between Gevity and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to Gevity’s Current Report on Form 8-K filed on March 6, 2009).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GEVITY HR, INC.
Dated: March 6, 2009	By:	/s/ Edwin E. Hightower, Jr
		Name:	Edwin E. Hightower, Jr.
		Title:	Senior Vice President and Chief Legal Officer

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